EXHIBIT 27

                           STOCK PURCHASE AGREEMENT


                                  dated as of


                               November 14, 2001




                                    between




                             GSB INVESTMENTS CORP.


                                      and


                             JPMORGAN CHASE BANK,
                 by J.P. MORGAN SECURITIES INC., as its Agent









                               TABLE OF CONTENTS

                            ----------------------

                                                                          PAGE

ARTICLE 1
         DEFINITIONS
         SECTION 1.01.  Definitions.........................................1

ARTICLE 2
         SALE AND PURCHASE; PAYMENT; ESTABLISHMENT OF TRANCHES
         SECTION 2.01.  Sale and Purchase...................................7
         SECTION 2.02.  Payment, Establishment of Tranches..................7
         SECTION 2.03.  Settlement Date....................................10
         SECTION 2.04.  Cash Settlement Option.............................11

ARTICLE 3
         REPRESENTATIONS AND WARRANTIES
         SECTION 3.01.  Representations and Warranties of Seller...........13
         SECTION 3.02.  Representations and Warranties of Buyer............16

ARTICLE 4
         CONDITIONS
         SECTION 4.01.  Conditions to Effectiveness of this Agreement......17
         SECTION 4.02.  Conditions to Buyer's Obligations..................18

ARTICLE 5
         COVENANTS
         SECTION 5.01.  Taxes..............................................19
         SECTION 5.02.  Forward Contract...................................21
         SECTION 5.03.  Notices............................................21
         SECTION 5.04.  Further Assurances.................................22
         SECTION 5.05.  No Sales of Common Stock...........................22
         SECTION 5.06.  Securities Contract................................22
         SECTION 5.07.  Borrow Cost Adjustment.............................23

ARTICLE 6
         ADJUSTMENTS
         SECTION 6.01.  Dilution Adjustments...............................24
         SECTION 6.02.  Merger Events......................................26
         SECTION 6.03.  Nationalization and Insolvency.....................28
         SECTION 6.04.  Termination and Payment............................28

ARTICLE 7
         ACCELERATION
         SECTION 7.01.  Acceleration.......................................29

ARTICLE 8
         MISCELLANEOUS
         SECTION 8.01.  Notices............................................32
\         SECTION 8.02.  Governing Law; Severability;
                         Submission to Jurisdiction;
                         Waiver of Jury Trial..............................32
         SECTION 8.03.  Set-off............................................33
         SECTION 8.04.  Entire Agreement...................................33
         SECTION 8.05.  Amendments, Waivers................................33
         SECTION 8.06.  Assignment by Buyer; No Third Party Rights,
                         Successors and Assigns............................33
         SECTION 8.07.  Counterparts.......................................34
         SECTION 8.08.  Non-confidentiality................................34
         SECTION 8.09.  Overdue Amounts....................................34
         SECTION 8.10.  Matters Related to Agent...........................34
         SECTION 8.11.  Calculation Agent..................................34

EXHIBIT A         Form of Pre-pricing Acknowledgment
EXHIBIT B         Form of Pricing Schedule




                           STOCK PURCHASE AGREEMENT


         THIS AGREEMENT is made as of this 14th day of November, 2001 between GSB INVESTMENTS CORP., a Delaware corporation ("Seller"), and JPMORGAN CHASE BANK ("Buyer"), by J.P. MORGAN SECURITIES INC., a Delaware corporation, as its agent ("Agent").

         WHEREAS, Seller owns shares of common stock, par value $1.00 per share, or security entitlements in respect thereof ("Common Stock"), of Golden State Bancorp Inc., a Delaware corporation (the "Issuer");

         WHEREAS, Seller and Buyer are willing to sell and purchase shares of Common Stock at the times and on the terms set forth herein; and

         WHEREAS, Seller has agreed, pursuant to the Pledge Agreement (as defined herein), to grant Buyer a security interest in certain Common Stock to secure the obligations of Seller hereunder;

         NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:



                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Business Day" means any day on which commercial banks are open for business in New York City and the Exchange is not closed.

         "Calculation Agent" means JPMorgan Chase Bank.

         "Cash Settlement Amount" means, with respect to any Tranche, an amount of cash equal to the product of the Settlement Price for such Tranche and the number of Contract Shares required to be delivered for such Tranche, but for Section 2.04, pursuant to Section 2.03(a) on the Settlement Date for such Tranche.

         "Closing Price" means, with respect to any security on any Valuation Date or any other Trading Day and subject to adjustment as a result of certain events as provided in Article 6, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the Exchange on such day or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market on such day as reported by Pink Sheets LLC (formerly known as the National Quotation Bureau) or similar organization or, if such bid price is not available, the market value of such security on such day as determined by the Calculation Agent (in each of the foregoing circumstances, the price determination being made as of the close of regular session trading on the relevant market); provided that if the trading hours on the Exchange are extended to later than 4:00 p.m. (New York time), then the time as of which the closing sale price or the last quoted bid price shall be determined shall be selected by the Calculation Agent in its sole discretion; provided further that the proviso contained in the definition of Valuation Date shall apply to the price determined on any other Trading Day mutatis mutandis.

         "Collateral Agent" has the meaning provided in the Pledge Agreement.

         "Dividend Period" means, with respect to a Dividend Period End Date for any Tranche, the period commencing on the date immediately following the preceding Dividend Period End Date for such Tranche, and ending on such Dividend Period End Date for such Tranche, provided that with respect to the first Dividend Period End Date for such Tranche, such period shall commence on the day immediately following the last day of the Hedging Period for such Tranche.

         "Dividend Period End Date" means, with respect to any Tranche, each of the dates that follow the last day of the Hedging Period for such Tranche by a multiple of three months.

         "Effective Date" means the later of the date hereof and such subsequent date on which all the conditions set forth in Section 4.01 are either satisfied or waived.

         "Exchange" means, at any time, the principal national securities exchange or automated quotation system, if any, on which the Common Stock is listed or quoted at such time.

         "Free Stock" means Common Stock that is not subject to any Transfer Restrictions in the hands of Seller immediately prior to delivery to an affiliate of Buyer designated by Buyer hereunder; provided that such Common Stock would not be subject to any Transfer Restrictions in the hands of such affiliate of Buyer upon delivery to such affiliate of Buyer.

         "Hedging Termination Date" means the date one month from the date hereof.

         "Insolvency Proceeding" means any case or any judicial, administrative or other proceeding, or the filing of any petition or the taking of any similar action, (i) seeking a judgment of or arrangement for insolvency, bankruptcy, winding-up, liquidation, reorganization, composition, rehabilitation, administration or similar relief with respect to Seller or its debts or assets, (ii) seeking the appointment or election of a conservator, trustee, receiver, liquidator, administrator, custodian or similar official for Seller or any substantial part of its assets, or (iii) which has an effect similar or analogous to the foregoing.

         "Lien" means any lien, mortgage, security interest, pledge, charge, adverse claim or encumbrance of any kind.

         "Mafco Credit Agreement" means the New Amended and Restated Revolving Credit and Term Loan Agreement dated as of August 15, 2001 among Mafco Finance Corp., a Delaware corporation, as borrower, the banks, financial institutions and other institutional lenders named therein (the "Lenders"), Citibank, N.A. ("Citibank"), as administrative agent and collateral agent, The Chase Manhattan Bank, as syndication agent, ING (U.S.) Capital LLC, as documentation agent, and Salomon Smith Barney Inc. and J.P. Morgan Securities Inc., as joint book managers and joint lead arrangers.

         "Market Disruption Event" means, with respect to any Tranche, in relation to any Valuation Date for such Tranche, as determined by the Calculation Agent, the occurrence or existence during the one-half hour period that ends at the close of the regular session of trading on the Exchange of the material suspension of or material limitation imposed on trading on (i) the Exchange in Common Stock or in stocks generally or (ii) the primary exchange on which options contracts or futures contracts related to Common Stock are traded; provided that a limitation on the hours and number of days of trading resulting from a change in the regular business hours of the Exchange or such options exchange will not constitute a "Market Disruption Event."

         "Market Value" means, as of any date with respect to any share of Common Stock, the Closing Price per share of Common Stock for the Trading Day prior to such date.

         "Ordinary Dividend Amount" means with respect to any Tranche, $0.10 per share of Common Stock with respect to each Dividend Period for such Tranche, as adjusted on account of any Potential Adjustment Event, in accordance with the provisions of Article 6.

         "Parent" means Mafco Holdings Inc., a Delaware corporation, and its successors.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Pledge Agreement" means the Pledge Agreement dated as of the date hereof among Seller, Buyer and the Collateral Agent, as amended from time to time.

         "Publicly-Traded Entity" means a corporation incorporated under the laws of the United States or any state thereof the common stock of which is
(i) distributed in a Spinoff or issued in connection with a Merger Event and
(ii) listed or traded on any national securities exchange in the United States or on the NASDAQ National Market System.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller Pledge Agreement" means the New Amended and Restated Pledge Agreement dated as of August 15, 2001 among the pledgors named therein (including, without limitation, Seller) and Citibank, as collateral agent for the benefit of the Lenders, as amended.

         "Settlement Date" means, with respect to any Tranche, the third Business Day immediately following the last Valuation Date for such Tranche.

         "Settlement Price" means, with respect to any Tranche, the arithmetic mean of the relevant Closing Prices per share of Common Stock on each Valuation Date for such Tranche.

         "Trading Day" means, with respect to any security, a day on which the Exchange is open for trading or quotation.

         "Transfer Restriction" means, with respect to any security or other property pledged under the Pledge Agreement, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto whether set forth in such security or other property itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such security or other property be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security or other property, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such security or other property, prior to the sale, pledge, assignment or other transfer or enforcement of such security or other property and (iv) any registration or qualification requirement or prospectus delivery requirement for such security or other property pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such security or other property, together with any evidence of the corporate or other authority of such Person, shall not constitute a "Transfer Restriction".

         "Valuation Date" means, with respect to any Tranche, each of the five Trading Days preceding and including the Maturity Date for such Tranche; provided that if there is a Market Disruption Event on any Valuation Date for such Tranche, then such Valuation Date for such Tranche shall be the first succeeding Trading Day on which there is no Market Disruption Event and on which another Valuation Date does not or is not deemed to occur, unless such first succeeding Trading Day has not occurred as of the fifth Trading Day immediately following the Maturity Date for such Tranche, in which case (i) that fifth Trading Day shall be deemed to be the last Valuation Date for such Tranche, notwithstanding the Market Disruption Event and (ii) notwithstanding the definition of "Closing Price", the Calculation Agent shall determine the Closing Price for such Tranche as of that fifth Trading Day in its discretion.

          (b) Each of the following terms is defined in the Section set forth opposite such term:


Term                                                               Section
----                                                               -------
Acceleration Amount....................................             7.01
                                                                    ----
Acceleration Amount Notice.............................             7.01
                                                                    ----
Acceleration Date......................................             7.01
                                                                    ----
Acceleration Value.....................................             7.01
                                                                    ----
Advance Rate...........................................             2.02(d)
                                                                    -------
Bankruptcy Code........................................             5.06
                                                                    ----
Base Amount............................................             2.02(d)
                                                                    -------
CEA....................................................             3.01(n)
                                                                    -------
Commission.............................................             2.02(b)
                                                                    -------
Contract Share Amount..................................             2.03(a)
                                                                    -------
Contract Shares........................................             2.03(a)
                                                                    -------
Downside Rate..........................................             2.02(d)
                                                                    -------
Event of Default.......................................             7.01
                                                                    ----
Excess Borrow Cost.....................................             5.07(b)
                                                                    -------
Extraordinary Dividend.................................             6.01(b)
                                                                    -------
Fixed Borrow Cost......................................             5.07(b)
                                                                    -------
Hedged Value...........................................             2.02(d)
                                                                    -------
Hedging Amount.........................................             2.02(d)
                                                                    -------
Hedging Period.........................................             2.02(c)
                                                                    -------
Initial Share Price....................................             2.02(d)
                                                                    -------
Initial Short Position.................................             2.02(d)
                                                                    -------
Insolvency.............................................             6.03
                                                                    ----
Lender Consent.........................................             3.01(c)
                                                                    -------
Maturity Date..........................................             2.02(d)
                                                                    -------
Maximum Base Amount....................................             2.02(d)
                                                                    -------
Maximum Number.........................................             2.02(b)
                                                                    -------
Merger Date............................................             6.02(c)
                                                                    -------
Merger Event...........................................             6.02(c)
                                                                    -------
Monthly Borrow Period..................................             5.07(b)
                                                                    -------
Nationalization........................................             6.03
                                                                    ----
New Shares.............................................             6.02(c)
                                                                    -------
Ordinary Dividend......................................             6.01(b)
                                                                    -------
Original Stock.........................................             6.01(c)
Other Consideration....................................             6.02(c)
                                                                    -------
Payment Date...........................................             2.02(d)
                                                                    -------
Potential Adjustment Event.............................             6.01(b)
                                                                    -------
Prepayment Amount......................................             2.04
                                                                    ----
Prepayment Determination Price.........................             2.04
                                                                    ----
Prepayment Determination Ratio.........................             2.04
                                                                    ----
Pre-pricing Acknowledgment.............................             2.02(b)
                                                                    -------
Pricing Schedule.......................................             2.02(c)
                                                                    -------
Purchase Price.........................................             2.02(d)
                                                                    -------
Settlement Ratio.......................................             2.03(b)
                                                                    -------
Share-for-Combined Merger Event........................             6.02(c)
                                                                    -------
Share-for-Share Merger Event...........................             6.02(c)
                                                                    -------
Spinoff................................................             6.01(c)
Spinoff Issuer.........................................             6.01(c)
Spinoff Stock..........................................             6.01(c)
                                                                    -------
Termination Amount.....................................             6.04
                                                                    ----
Termination Amount Notice..............................             6.04
                                                                    ----
Termination Date.......................................             6.04
                                                                    ----
Terms of Tranche.......................................             2.02(c)
                                                                    -------
Tranche................................................             2.02(b)
                                                                    -------
Upside Limit...........................................             2.02(d)
                                                                    -------
Upside Rate............................................             2.02(d)
                                                                    -------


                                   ARTICLE 2
             SALE AND PURCHASE; PAYMENT; ESTABLISHMENT OF TRANCHES

         SECTION 2.01. Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and acquire from Seller, the number of shares of Common Stock for each Tranche established hereunder, equal to the product of the Base Amount for such Tranche and the Settlement Ratio for such Tranche.

         SECTION 2.02.  Payment, Establishment of Tranches.

           (a) Payment. Upon the terms and subject to the conditions of this Agreement, Buyer shall deliver to Citibank, as designee of Seller, in immediately available funds by wire transfer to an account designated by Citibank, the Purchase Price for each Tranche on the Payment Date for such Tranche. Seller acknowledges and agrees that payment by Buyer of the Purchase Price for any Tranche pursuant to this Section 2.02(a) shall constitute payment in full of the Purchase Price for such Tranche.

          (b) Establishment of Tranches. This Agreement may be effected in one or more tranches (each, a "Tranche") with respect to up to an aggregate of 1,000,000 shares of Common Stock (as such number may be adjusted on account of any Potential Adjustment Event in accordance with the provisions of Article 6, the "Maximum Number"). The Advance Rate, the Downside Rate, the Hedging Amount, the Maximum Base Amount, the Maturity Date and the Upside Rate for each Tranche shall be specified in a pre-pricing acknowledgment substantially in the form attached hereto as Exhibit A (for such Tranche, the "Pre-pricing Acknowledgment") executed by Buyer and Seller; provided that:

                 (i) if at any time after the Pre-pricing Acknowledgment with respect to any Tranche is delivered and prior to the establishment by Buyer (or its affiliate) of Buyer's Initial Short Position with respect to such Tranche, Seller becomes aware of any material non-public information regarding the Issuer, Seller shall immediately notify Buyer that it cannot make the representation and warranty set forth in Section 3.01(k) without specification of the reason thereof and shall direct Buyer (or its affiliate) to immediately cease effecting any further short sales of the Common Stock; and

                 (ii) it is understood and acknowledged that, with respect to each Tranche, in order to hedge Buyer's exposure with respect to the Base Amount for such Tranche and as part of the proprietary trading activities of Buyer or affiliates of Buyer unrelated to this Agreement, in addition to short sales in connection with establishing its Initial Short Position for such Tranche, Buyer and its affiliates may from time to time effect for their own accounts purchases, long sales or short sales of shares of Common Stock or options or other derivatives in respect thereof (or combinations of such transactions) that may affect the trading price of the Common Stock.

           (c) Pricing Schedule. Following the execution and delivery of a Pre- Pricing Acknowledgment for any Tranche, Buyer shall determine the Base Amount, the Hedged Value, the Initial Share Price, the Initial Short Position, the Maturity Date, the Payment Date, the Purchase Price, and the Upside Limit for such Tranche (collectively, the "Terms of Tranche") based on the amounts and prices at which, and dates, all occurring on or prior to the Hedging Termination Date, on which an affiliate of Buyer effects, for the account of Buyer, short sales of shares of Common Stock in establishing Buyer's Initial Short Position for such Tranche (the dates on which such short sales for such Tranche are effected being collectively referred to as the "Hedging Period" for such Tranche) and otherwise in accordance with the respective formulas for Terms of Tranche set forth below. Within two Business Days after the establishment of its Initial Short Position for each Tranche, Buyer shall deliver to Seller the related pricing schedule (the "Pricing Schedule"), substantially in the form attached hereto as Exhibit B, setting forth the Terms of Tranche for such Tranche.

           (d) Related Definitions. As used herein, the following words and phrases have the following meanings:

                 (i) "Advance Rate" means, with respect to any Tranche, the percentage rate set forth as such in the Pre-pricing Acknowledgment for such Tranche.

                 (ii) "Base Amount" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, a number of shares of Common Stock as determined by Buyer with respect to which Buyer (or an affiliate of Buyer) has established an Initial Short Position for such Tranche on or prior to the Hedging Termination Date but in no event in excess of the Maximum Base Amount for such Tranche, as adjusted in accordance with the provisions of Article 6.

                 (iii) "Downside Rate" means, with respect to any Tranche, the percentage rate set forth as such in the Pre-pricing Acknowledgment for such Tranche.

                 (iv) "Hedged Value" per share means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, the Initial Share Price for such Tranche, multiplied by the Downside Rate for such Tranche, as adjusted in accordance with the provisions of
         Article 6.

                 (v) "Hedging Amount" means, as set forth in the Pre-pricing Acknowledgment, a dollar amount.

                 (vi) "Initial Share Price" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, the volume weighted average of the per share prices at which Buyer (or an affiliate of Buyer) sells short shares of Common Stock in establishing Buyer's Initial Short Position pursuant to the last sentence of Section 3.02(d).

                 (vii) "Initial Short Position" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, the number of shares of Common Stock that Buyer (or an affiliate of Buyer) sells short on or prior to the Hedging Termination Date to establish its initial hedge of the price and market risk undertaken by Buyer with respect to such Tranche under this Agreement, but, for the avoidance of doubt, shall not include any additional shares of Common Stock introduced into the market with respect to such Tranche in excess of Buyer's initial hedge in order to ensure compliance with Buyer's representation in Section 3.02(d).

                 (viii) "Maturity Date" means, with respect to any Tranche, the date designated as the Maturity Date for such Tranche in the Pricing Schedule for such Tranche (or, if such a date is not a Trading Day, the next following Trading Day).

                 (ix) "Maximum Base Amount" means, with respect to any Tranche, as set forth in the Pre-pricing Acknowledgment for such Tranche, a number of shares of Common Stock which, if added to the Base Amounts for all the previously established Tranches, does not exceed the Maximum Number.

                 (x) "Payment Date" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, the third Business Day immediately following the last day of the Hedging Period for such Tranche.

                 (xi) "Purchase Price" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, an amount equal to (A) the product of (i) the Base Amount for such Tranche, (ii) the Initial Share Price for such Tranche, and (iii) the Advance Rate for such Tranche, minus (B) the product of (x) the Hedging Amount times
         (y) the Base Amount for such Tranche minus the Initial Short Position for such Tranche.

                 (xii) "Upside Limit" per share means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, the Initial Share Price for such Tranche, multiplied by the Upside Rate for such Tranche, as adjusted in accordance with the provisions of
         Article 6.

                 (xiii) "Upside Rate" means, with respect to any Tranche, the percentage rate set forth as such in the related Pre-pricing Acknowledgment for such Tranche.

         SECTION 2.03. Settlement Date. (a) On the Settlement Date for each Tranche, Seller agrees, subject to Section 2.04, to deliver to an affiliate of Buyer designated by Buyer a number of shares of Free Stock (for each Tranche, the "Contract Shares" for such Tranche) equal to the product of (A) the Base Amount for such Tranche and (B) the Settlement Ratio for such Tranche, rounded down to the nearest whole number (for each Tranche, the "Contract Share Amount" for such Tranche), and cash in an amount equal to the value (based on the Settlement Price for such Tranche) of any fractional share not delivered as a result of such rounding. If (x) by 10:00 A.M., New York City time on the Settlement Date for such Tranche, Seller has not otherwise effected such delivery of Common Stock or delivered cash in lieu thereof pursuant to Section
2.04 and (y) the Common Stock then held by the Collateral Agent as collateral under the Pledge Agreement is Free Stock, then (i) Seller shall be deemed not to have elected to deliver cash in lieu of shares of Free Stock for such Tranche, pursuant to Section 2.04 (notwithstanding any notice by Seller to the contrary) and (ii) the delivery provided by this Section 2.03(a) shall be effected by delivery by the Collateral Agent to an affiliate of Buyer designated by Buyer of a number of shares of Free Stock then held by the Collateral Agent as collateral under the Pledge Agreement equal to the number of shares of Free Stock required to be delivered by Seller for such Tranche to an affiliate of Buyer designated by Buyer pursuant to this Section 2.03(a); provided that, notwithstanding the foregoing and without limiting the generality of Section 7.01, if Seller gives notice of Seller's election to deliver cash in lieu of shares of Free Stock on the Settlement Date for such Tranche pursuant to Section 2.04 and fails to deliver the Cash Settlement Amount for such Tranche on the Settlement Date for such Tranche as provided in
Section 2.04, Seller shall be in breach of this Agreement and shall be liable to Buyer for any losses incurred by Buyer or such affiliate of Buyer as a result of such breach, including, without limitation, aggregate net losses incurred in connection with any decrease in the Closing Price of the Common Stock subsequent to the last Valuation Date for such Tranche.

          (b) With respect to any Tranche, the "Settlement Ratio" shall be determined in accordance with the following formula, and is subject to adjustment as a result of certain events as provided in Article 6: (i) if the Settlement Price for such Tranche is less than the Upside Limit for such Tranche but greater than the Hedged Value for such Tranche, the Settlement Ratio for such Tranche shall be a ratio equal to the Hedged Value for such Tranche divided by the Settlement Price for such Tranche; (ii) if the Settlement Price for such Tranche is equal to or greater than the Upside Limit for such Tranche, the Settlement Ratio for such Tranche shall be a ratio equal to the sum of the Hedged Value for such Tranche divided by the Settlement Price for such Tranche and a fraction the numerator of which is equal to the difference between the Settlement Price for such Tranche and the Upside Limit for such Tranche and the denominator of which is equal to the Settlement Price for such Tranche and (iii) if the Settlement Price for such Tranche is equal to or less than the Hedged Value for such Tranche, the Settlement Ratio for such Tranche shall be one (1). The ratio expressed in clause (i) or (ii) above shall be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th.

         SECTION 2.04. Cash Settlement Option. Seller may, with respect to any Tranche, upon written notice delivered to Buyer at least ten calendar days prior to the first Valuation Date for such Tranche, elect to settle its delivery obligation for such Tranche pursuant to Section 2.03(a) in cash; provided that, Seller shall have delivered to Buyer an amount of cash with respect to such Tranche (the "Prepayment Amount") equal to the product of (i) the Closing Price per share of Common Stock on the last Trading Day prior to the delivery date of such notice on which there was no Market Disruption Event (the "Prepayment Determination Price"), (ii) the Base Amount for such Tranche and (iii) the Prepayment Determination Ratio for such Tranche, by wire transfer of immediately available funds to an account designated by Buyer at least seven calendar days prior to the first Valuation Date for such Tranche. If the cash settlement option has been validly elected by Seller with respect to any Tranche in accordance with the preceding sentence, then on the Settlement Date for such Tranche, (i) if the Cash Settlement Amount for such Tranche is greater than the Prepayment Amount for such Tranche, Seller shall deliver to Buyer the amount of cash by which the Cash Settlement Amount for such Tranche exceeds the Prepayment Amount for such Tranche, (ii) if the Prepayment Amount for such Tranche is greater than the Cash Settlement Amount for such Tranche, Buyer shall deliver to Seller the amount of cash by which the Prepayment Amount for such Tranche exceeds the Cash Settlement Amount for such Tranche and (iii) if the Prepayment Amount for such Tranche is equal to the Cash Settlement Amount for such Tranche, no deliveries shall be made in respect of such Tranche. In each case when deliveries are made such deliveries shall be made by wire transfer of immediately available funds to an account designated by Buyer or Seller, as the case may be, in lieu of the shares of Common Stock for such Tranche to be delivered on the Settlement Date for such Tranche pursuant to Section 2.03(a). The "Prepayment Determination Ratio" shall be determined, with respect to any Tranche, in accordance with the following formula, and is subject to adjustment as a result of certain events as provided in Article 6: (i) if the Prepayment Determination Price for such Tranche is less than the Upside Limit for such Tranche but greater than the Hedged Value for such Tranche, the Prepayment Determination Ratio for such Tranche shall be a ratio equal to the Hedged Value for such Tranche divided by the Prepayment Determination Price for such Tranche; (ii) if the Prepayment Determination Price for such Tranche is equal to or greater than the Upside Limit for such Tranche, the Prepayment Determination Ratio for such Tranche shall be a ratio equal to the sum of the Hedged Value for such Tranche divided by the Prepayment Determination Price for such Tranche and a fraction the numerator of which is equal to the difference between the Prepayment Determination Price for such Tranche and the Upside Limit for such Tranche and the denominator of which is equal to the Prepayment Determination Price for such Tranche; and (iii) if the Prepayment Determination Price for such Tranche is equal to or less than the Hedged Value for such Tranche, the Prepayment Determination Ratio for such Tranche shall be one (1). The ratio expressed in clause (i) or (ii) above shall be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th.



                                   ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES

         SECTION 3.01. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

          (a) Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

          (b) Seller has all corporate power to enter into this Agreement and the Pledge Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Pledge Agreement has been duly authorized, validly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles.

          (c) The execution and delivery by Seller of, and the compliance by Seller with all of the provisions of, this Agreement and the Pledge Agreement, and the consummation of the transactions herein and therein contemplated, will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, stockholders agreement, lock-up agreement, registration rights agreement, co-sale agreement or any other agreement or instrument to which Seller or any of its subsidiaries is a party or by which Seller or any of its subsidiaries is bound or to which any of the property or assets of Seller or any of its subsidiaries is subject (it being understood that the existence of conditions precedent to the Lenders' consent to Seller entering into and consummating the transactions contemplated hereby and by the Pledge Agreement as set forth in Section 2 of the Consent dated as of September 28, 2001 by the Lenders (the "Lender Consent") shall not be deemed to give rise to any breach of the representation and warranty set forth in this clause (i)), nor will such action result in any breach of trust by Seller or any violation of the provisions of the certificate of incorporation or by-laws or other constitutive documents of Seller or any statute or any order, judgment, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Seller or any of its subsidiaries or any of their respective properties or (ii) except for the Lender Consent, require any consent, approval, authorization or order of, or filing or qualification with, any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic, or any other Person.

         (d) There is not pending or, to Seller's knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or the Pledge Agreement or its ability to perform its obligations hereunder or thereunder.

         (e) Seller is acting for Seller's own account, and has made Seller's own independent decision to enter into this Agreement and the Pledge Agreement and as to whether this Agreement and the Pledge Agreement are appropriate or proper for Seller based upon Seller's own judgment and upon advice of such advisors as Seller deems necessary. Seller acknowledges and agrees that Seller is not relying, and has not relied, upon any communication (written or oral) of Buyer or any affiliate of Buyer with respect to the legal, accounting, tax or other implications of this Agreement and the Pledge Agreement and that Seller has conducted Seller's own analysis of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of this Agreement or the Pledge Agreement shall not be considered investment advice or a recommendation to enter into this Agreement or the Pledge Agreement. No communication (written or oral) received from Buyer or any affiliate of Buyer shall be deemed to be an assurance or guarantee as to the expected results of this Agreement.

         (f) Seller is entering into this Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise) and is capable of evaluating and understanding (on Seller's own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks. Seller is also capable of assuming (financially and otherwise), and assumes, those risks.

         (g) Seller acknowledges that neither Buyer nor any affiliate of Buyer is acting as a fiduciary or agent for or an advisor to Seller in respect of this Agreement or the Pledge Agreement, and all decisions of Seller have been the result of arm's length negotiations between Seller and Buyer.

         (h) Since the date three months prior to the date hereof, neither Seller nor any Person who would be considered to be the same "Person" as Seller or "acting in concert" with Seller (as such terms are used in clauses
(e)(3)(vi) or (a)(2) of Rule 144 under the Securities Act), individually or in the aggregate, has, except on a registered-basis, sold a number of shares of Common Stock or hedged (through swaps, options, short sales, stock loans or otherwise) any long position in a number of shares of Common Stock that would, if added to the Base Amount of shares of Common Stock specified in all Pricing Schedules and the Maximum Base Amount of shares of Common Stock specified in any Pre-Pricing Acknowledgments with respect to any Tranches for which no Pricing Schedule has been delivered, have exceeded the number of shares of Common Stock that Seller could have sold pursuant to Rule 144 under the Securities Act on the date hereof. For the purposes of this Section 3.01(h) and Section 5.05, Common Stock shall be deemed to include securities convertible into, exchangeable or exercisable for Common Stock.

         (i) Seller does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

         (j) Delivery of shares of Common Stock by Seller pursuant to this Agreement will pass to an affiliate of Buyer designated by Buyer title to such shares free and clear of any Liens, except for those created pursuant to the Pledge Agreement.

         (k) Seller is not on the date hereof, and will not be during each Hedging Period, aware of any material non-public information regarding the Issuer. No blackout period with respect to the Common Stock is in effect on the date hereof or will be in effect during each Hedging Period.

         (l) Seller is and will be in compliance with his reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, and Seller will provide Buyer with a copy of any report filed thereunder in respect of the transactions contemplated hereby promptly upon filing thereof.

         (m) Seller is not and after giving effect to application of the Purchase Price for any Tranche will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

         (n) Seller is an "eligible contract participant" (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the "CEA")) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

                 (i) it has total assets in excess of $10,000,000;

                 (ii) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the
         CEA; or

                 (iii) it has a net worth in excess of $1,000,000 and has entered into this Agreement in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

         (o) Seller has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy shares of Common Stock in anticipation of or in connection with any short sales of shares of Common Stock which an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer's Initial Short Position for any Tranche.

         (p) Except as provided herein, Seller has not made, will not make, and has not arranged for, any payment to any Person in connection with the short sales of shares of Common Stock which an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer's Initial Short Position for any Tranche.

         SECTION 3.02. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

         (a) Buyer is a banking corporation, duly formed, validly existing and in good standing under the laws of the State of New York, and has all powers and all material governmental licenses, authorizations, consents and approvals required to enter into, and perform its obligations under, this Agreement.

         (b) Each of this Agreement and the Pledge Agreement has been duly authorized and validly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles.

         (c) The execution and delivery by Buyer of, and the compliance by Buyer with all of the provisions of, this Agreement and the Pledge Agreement, and the consummation of the transactions herein and therein contemplated, will not require any consent, approval, authorization or order of, or filing or qualification with, any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic.

         (d) Buyer (or its affiliate) will conduct its hedging activities as described herein in accordance with the interpretive letter from the Securities and Exchange Commission to Goldman, Sachs & Co. dated December 20, 1999, it being understood that Buyer will introduce into the public market a quantity of securities of the same class as the Common Stock equal to the Base Amount in a manner consistent with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act. In conducting its hedging activities with respect to each Tranche, Buyer will first sell shares of Common Stock to establish its Initial Short Position, and thereafter will sell an additional number of shares such that the total number of shares shall equal the Base Amount for such Tranche.

         (e) The execution and delivery by Buyer of, and the compliance by Buyer with all of the provisions of, this Agreement and the Pledge Agreement, and the consummation of the transactions herein and therein contemplated, will not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

         (f) There is not pending or, to Buyer's knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or the Pledge Agreement or its ability to perform its obligations hereunder or thereunder.

         (g) Buyer acknowledges that neither Buyer nor any affiliate of Buyer is acting as a fiduciary or agent for or an advisor to Seller in respect of this Agreement or the Pledge Agreement.



                                   ARTICLE 4
                                  CONDITIONS

         SECTION 4.01. Conditions to Effectiveness of this Agreement. This Agreement shall become effective on the Effective Date upon satisfaction or waiver of each of the following conditions:

         (a) The Pledge Agreement shall have been executed by the parties thereto;

         (b) Seller shall have received a consent (in form and substance reasonably satisfactory to Buyer) of the Lenders under the Mafco Credit Agreement consenting to the transactions contemplated hereby and by the Pledge Agreement and shall have delivered a true and correct copy thereof to Buyer, and such consent shall be in full force and effect as of the Effective Date (it being understood that the existence of conditions precedent to the Lenders' consent to Seller entering into and consummating the transactions contemplated hereby and by the Pledge Agreement as set forth in Section 2 of the Lender Consent shall not be deemed to give rise to any failure by Seller to meet the condition precedent set forth in this paragraph (b));

         (c) Seller shall have delivered to Buyer an agreement (in form and substance reasonably satisfactory to Buyer), dated as of a date on or prior to the Effective Date, of Citibank, as agent under the Mafco Credit Agreement and collateral agent under the Seller Pledge Agreement, Seller and Buyer to the effect that, upon receipt of the Purchase Price for each Tranche pursuant to
Section 2.01(a) and the satisfaction of other applicable conditions precedent set forth in Sections 2 and 3 of the Lender Consent, Citibank shall promptly
(i) release a number of shares of Common Stock equal to the Base Amount for such Tranche from the security interest granted under the Seller Pledge Agreement, (ii) deliver the certificate or certificates representing such shares to the Collateral Agent, and (iii) execute and deliver such other documents as Buyer may reasonably request to evidence the release of such shares from the security interest granted under the Seller Pledge Agreement and the satisfaction of the conditions precedent set forth in Section 3 of the Consent; and

         (d) Buyer shall have received an opinion (in form and substance satisfactory to Buyer and its counsel), dated as of the date hereof, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Seller, to the effect set forth in Annex A.

         (e) Seller shall have delivered to Buyer a signed, true and complete copy of an amended notice on Form 144 relating to the transactions contemplated hereunder, as of the date of the Pre-pricing Acknowledgment, naming Seller as seller and J.P. Morgan Securities Inc. and Credit Suisse First Boston Corporation as brokers, and containing a footnote next to the amount in column 3(c) of Form 144 to the following effect: "Pursuant to a secured pre-paid variable share forward contract," three copies of which shall have been mailed to the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and one copy of which shall have been mailed to the Exchange not later than on the Effective Date, all in the manner contemplated by Rule 144(h). Alternatively, Seller shall have delivered to Buyer sufficient signed copies of such amended Form 144 to be filed by Buyer (or its affiliate) as set forth above, prior to the execution and delivery of the Pre-pricing Acknowledgment.

         SECTION 4.02. Conditions to Buyer's Obligations. Without limiting the generality of Section 4.01, the obligation of Buyer to deliver any portion of the aggregate Purchase Price for any Tranche hereunder on any day pursuant to
Section 2.02(a) is subject to the satisfaction of the following conditions:

         (a) The representations and warranties of Seller contained in Article 3 and in the Pledge Agreement shall be true and correct as of such day.

         (b) No Event of Default shall have occurred and be continuing.

         (c) Seller shall have performed all of the covenants and obligations to be performed by it hereunder and under the Pledge Agreement and each of the conditions in Section 4.01 shall have been satisfied or waived on or prior to such day.



                                   ARTICLE 5
                                   COVENANTS

         SECTION 5.01. Taxes. (a) Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of any Common Stock pursuant hereto. Seller intends to make all payments in respect of this Agreement free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) ("Taxes") imposed, levied, collected, withheld or assessed by, within or on behalf of the United States or any political subdivision or governmental authority thereof or therein having power to tax. If any payment or delivery that Seller is required to make to Buyer hereunder or under the Pledge Agreement will be subject to such withholding or deduction (based on law as in effect at the time such payment or delivery is required to be made), the following provisions shall apply:

                 (i) Seller shall notify Buyer of such requirement at least 180 days prior to date on which such payment is required to be made (the "Required Payment Date"); provided that if Seller is unable to provide Buyer with 180 days' notice of such requirement as a result of a statutory change or a Treasury regulation, notice, announcement, ruling or other Treasury publication or applicable court decision published after the date hereof (each, a "Change in Tax Law") or as a result of a transfer by Buyer of its rights and obligations in respect of this Agreement and the Pledge Agreement pursuant to
         Section 8.06, (A) Seller shall notify Buyer of such requirement as promptly as practicable following such Change in Tax Law or the effective date of any such transfer and (B) Buyer shall have the right to postpone the Required Payment Date for any such payment for as long as reasonably necessary to effect the transfer contemplated by paragraphs (ii) and (iv) below (but in no event shall Buyer postpone the Required Payment Date to a date later than the date 180 days following the date such notice is given). In the event that the Required Payment Date for any such payment is postponed, Seller shall deliver such payment to Buyer on the postponed Required Payment Date, together with interest thereon for the period from and including the original Required Payment Date to but excluding such postponed Required Payment Date at a per annum rate equal to the three-month Treasury Rate as of the original Required Payment Date.

                 (ii) Upon receipt of such notice, Buyer shall use its reasonable best efforts to transfer its rights and obligations in respect of this Agreement and the Pledge Agreement to another entity such that (A) such payment would not be subject to withholding or deduction and (B) neither Buyer nor any of its affiliates would be subject to increased costs (including balance sheet costs) as a result of such transfer.

                 (iii) If Buyer is unable to effect a transfer of the type contemplated by paragraph (ii) Seller shall indemnify Buyer for the full amount of any withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that if it is reasonably practicable for Buyer to transfer its rights and obligations in respect of this Agreement and the Pledge Agreement to another entity such that such payment would not be subject to such withholding and deduction, then
         (A) Buyer shall notify Seller of the aggregate amount of increased costs (including balance sheet costs) to which Buyer and its affiliate would be subject as a result of such transfer, (B) Seller shall notify Buyer prior to the date sixty Business Days preceding the Required Payment Date, whether or not Seller elects that such transfer be effected and (C) if Seller elects that such transfer be effected, Seller shall reimburse Buyer for the aggregate amount of any increased costs (including balance sheet costs) to which Buyer and its affiliates would be subject as a result of such transfer and, if Seller does not elect that such transfer be effected, Seller shall indemnify Buyer for the full amount of any withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

         (b) If Seller makes any payment or delivery in respect of this Agreement or the Pledge Agreement from or through any non-United States jurisdiction, Seller shall make such payment or delivery free and clear of, and without withholding or deduction for or on account of, any Taxes imposed, levied, collected, withheld or assessed by, within or on behalf of such non-United States jurisdiction, or any political subdivision or governmental authority thereof or therein having power to tax. In the event such withholding or deduction is imposed, Seller agrees to indemnify Buyer for the full amount of such withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

         SECTION 5.02. Forward Contract. (a) Seller hereby agrees that: (i) Seller will not treat this Agreement or any Tranche hereunder, any portion of this Agreement or any Tranche hereunder, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (ii) Seller will not treat the delivery of any portion of the shares of Common Stock or cash to be delivered pursuant to this Agreement with respect to any Tranche as the payment of interest or ordinary income; (iii) Seller will treat this Agreement in its entirety as a forward contract for the delivery of such shares of Common Stock or cash; and (iv) Seller will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in (i) through
(iii). Notwithstanding the preceding sentence, Seller may take any action or position required by law, provided that Seller delivers to Buyer an unqualified opinion of counsel, nationally recognized as expert in Federal tax matters and acceptable to Buyer, to the effect that such action or position is required by a statutory change or a Treasury regulation or applicable court decision published after the date of this Agreement.

         (b) Buyer hereby agrees, for United States federal income tax purposes (including, without limitation, tax information reporting purposes), to treat this Agreement in a manner consistent with Seller's obligations under this Section 5.02.

         SECTION 5.03.  Notices.  Seller will cause to be delivered to Buyer:

         (a) immediately upon the occurrence of any Event of Default hereunder or under the Pledge Agreement, or upon any officer of Seller obtaining knowledge that any condition or event of the type described in Section 7.01(a) or 7.01(b) shall have occurred with respect to the Issuer, notice of such occurrence; and

         (b) promptly, in case at any time prior to the Settlement Date for the last Tranche, Seller receives notice, or any officer of Seller obtains knowledge, that any event requiring that an adjustment be calculated pursuant to Section 6.01 or 6.02 hereof or any Nationalization or Insolvency shall have occurred or be pending, a notice identifying such event and stating, if known to Seller, the date on which such event occurred or is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Buyer if Seller shall subsequently receive notice, or any officer of Seller shall obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

         SECTION 5.04. Further Assurances. From time to time from and after the date hereof through the Settlement Date for the last Tranche, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Pledge Agreement in accordance with the terms and conditions hereof and thereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Pledge Agreement in accordance with the terms and conditions hereof and thereof.

         SECTION 5.05. No Sales of Common Stock. From the date hereof until the end of three months after the Hedging Termination Date, neither Seller nor any Person who would be considered to be the same "Person" as Seller or "acting in concert" with Seller (as such terms are used in clauses (e)(3)(vi) or (a)(2) of Rule 144 under the Securities Act), individually or in the aggregate, shall, except on a registered-basis, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), sell a number of shares of Common Stock or hedge (through swaps, options, short sales, stock loans or otherwise), any long position in a number of shares of Common Stock that would, at the time of such sale or hedge, if added to the Maximum Base Amount of shares of Common Stock specified in all Pre-Pricing Acknowledgments, exceed the number of shares of Common Stock that Seller could have sold pursuant to Rule 144 under the Securities Act at such time. For purposes of this Section 5.05 and Section 3.01(h), Common Stock shall be deemed to include securities convertible into, exchangeable or exercisable for Common Stock.

         SECTION 5.06. Securities Contract. The parties hereto agree and acknowledge that each of Buyer and the Collateral Agent is a "financial institution" within the meaning of Section 101(22) of Title 11 of the United States Code (the "Bankruptcy Code"), that the Collateral Agent is acting as agent and custodian for Buyer in connection with this Agreement and that Buyer is a "customer" of the Collateral Agent within the meaning of Section 741(2) of the Bankruptcy Code. The parties hereto further agree and acknowledge that this Agreement is a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code, and the parties hereto are entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.

         SECTION 5.07. Borrow Cost Adjustment. (a) With respect to any Tranche and within two Business Days following its receipt of request from Buyer with respect to such Tranche, Seller shall pay to Buyer (or an affiliate designated by Buyer) the amount of Excess Borrow Cost for such Tranche with respect to any Monthly Borrow Period for such Tranche.

         (b) For the purposes of this Section 5.07, the following terms shall have the following meanings:

         "Excess Borrow Cost" means, with respect to any Tranche, as determined by the Calculation Agent with respect to any Monthly Borrow Period for such Tranche, an amount by which the direct or indirect aggregate cost of borrowing shares of Common Stock for the purpose of hedging Buyer's (or its affiliate's) risk with respect to such Tranche hereunder for such Monthly Borrow Period exceeds the Fixed Borrow Cost for such Tranche for such Monthly Borrow Period, irrespective of whether such borrowing is effected by Buyer, by an affiliate of Buyer, or by a counterparty to a transaction entered into by Buyer or such affiliate to hedge Buyer's (or its affiliate's) exposure to such Tranche hereunder.

         "Fixed Borrow Cost" means, with respect to any Tranche, as determined by the Calculation Agent with respect to any Monthly Borrow Period for such Tranche, an amount equal to the product of (i) 10 basis points per annum, (ii) the weighted average number of shares of Common Stock borrowed (directly or indirectly) by Buyer (or its affiliate) during such Monthly Borrow Period to hedge Buyer's (or its affiliate's) risk with respect to such Tranche hereunder, irrespective of whether such borrowing is effected by Buyer, by an affiliate of Buyer, or by a counterparty to a transaction entered into by Buyer or such affiliate to hedge Buyer's (or its affiliate's) exposure to such Tranche hereunder, and (iii) the weighted average Closing Price per share of Common Stock for each Trading Day during such Monthly Borrow Period.

         "Monthly Borrow Period" means, with respect to any Tranche, the period beginning on the first day of the Hedging Period for such Tranche (in the case of the first Monthly Borrow Period for such Tranche) or on the first day of any calendar month (in the case of each subsequent Monthly Borrow Period for such Tranche) and ending on the last day of such calendar month or on the last Valuation Date for such Tranche (in the case of the last Monthly Borrow Period for such Tranche).



                                   ARTICLE 6
                                  ADJUSTMENTS

         SECTION 6.01. Dilution Adjustments. (a) Following the declaration by the Issuer of the terms of any Potential Adjustment Event, (A) in the case of each Potential Adjustment Event other than an Extraordinary Dividend, the Calculation Agent will (i) determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Common Stock, and, if there is such an effect, the Calculation Agent will make corresponding adjustment(s), if any, with respect to each Tranche, to any one or more of the Base Amount for such Tranche, the Settlement Ratio for such Tranche, the Upside Limit for such Tranche, the Hedged Value for such Tranche, any Closing Price and any other variable relevant to the exercise, settlement or payment terms of such Tranche, as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s) or (B) in the case of any Potential Adjustment Event that is an Extraordinary Dividend, Seller shall pay to Buyer or an affiliate of Buyer designated by Buyer (or, in the event such Extraordinary Dividend consists of property other than cash, cause to be distributed or delivered to Buyer or an affiliate of Buyer designated by Buyer) such Extraordinary Dividend on the date such Extraordinary Dividend is paid by the Issuer to holders of Common Stock. The Calculation Agent may (but need not) determine the appropriate adjustment(s) by reference to the adjustment(s) in respect of such Potential Adjustment Event made by an options exchange to options on the Common Stock traded on that options exchange.

         (b) For these purposes, "Potential Adjustment Event" means any of the following:

                 (i) a subdivision, consolidation or reclassification of shares of Common Stock (unless a Merger Event), or, a free distribution or dividend of any shares of Common Stock to existing holders of Common Stock by way of bonus, capitalization or similar issue;

                 (ii) a distribution or dividend to existing holders of Common Stock of (A) shares of Common Stock, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Issuer equally or proportionately with such payments to holders of Common Stock, or (C) any other type of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the Calculation Agent;

                 (iii) a dividend or distribution (an "Extraordinary Dividend") consisting of cash and/or any other property (other than distributions or dividends of a type described in Section 6.01(b)(ii)), other than any cash dividend on the Common Stock to the extent that, with respect to each Tranche, the aggregate cash dividend per share of the Common Stock for the relevant period does not exceed the greater of (x) the Ordinary Dividend for such Tranche for that period and (y) if any, the most recent cash dividend on the Common Stock that was an Ordinary Dividend for such Tranche for an earlier corresponding period ("Ordinary Dividend" means, with respect to each Tranche, a cash dividend that does not exceed the Ordinary Dividend Amount for such Tranche, on an annualized basis; "relevant period" means the fiscal period (e.g., quarter or six-month period) for which the Issuer ordinarily declares a regular cash dividend; and "earlier corresponding period" means a prior relevant period (whether or not the next preceding relevant period));

                 (iv) a call by the Issuer in respect of shares of Common Stock that are not fully paid;

                 (v) a repurchase by the Issuer of shares of Common Stock, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

                 (vi) the happening of a contingency that causes rights attached to shares of Common Stock to become exercisable in the hands of less than all existing holders of Common Stock; or

                 (vii) any other similar event that may have a diluting or concentrative effect on the theoretical value of the Common Stock.

         (c) Notwithstanding the provisions of Section 6.01(a) and Section 6.01(b), in the event of a distribution (a "Spinoff") of shares of capital stock of a subsidiary of the Issuer (a "Spinoff Issuer") that is a Publicly-Traded Entity made to holders of shares of Common Stock, (i) the "Contract Shares" for each Tranche shall include, in addition to the number of shares of Free Stock equal to the Contract Share Amount, a number of shares of Spinoff Stock equal to the product of (A) the Base Amount immediately prior to the consummation of the Spinoff and (B) the number of shares of Spinoff Stock that a holder of one share of Original Stock would have owned or been entitled to receive immediately following such Spinoff and (ii) the "Settlement Price" shall be equal to the sum of (A) the Settlement Price of the Original Stock and (B) the product of (x) the Settlement Price of the Spinoff Stock and (y) the number of shares of Spinoff Stock that a holder of one share of Original Stock would have owned or been entitled to receive immediately following such Spinoff. Following a Spinoff, "Original Stock" shall mean the common stock of the entity that is the Issuer immediately prior to the Spinoff and "Spinoff Stock" shall mean the common equity securities of the Publicly-Traded Entity resulting from such Spinoff. If a Spinoff is effected with respect to more than one Spinoff Stock at one time, the Calculation Agent shall, with respect to each Tranche, follow the foregoing procedure with appropriate modifications and adjustments to accommodate additional Spinoff Stocks. Notwithstanding the foregoing, if any Spinoff Issuer is not, or as a result of the Spinoff does not become, a Publicly-Traded Entity, such Spinoff shall be treated as an Extraordinary Dividend in accordance with Section 6.01(a).

         SECTION 6.02. Merger Events. (a) If a Share-for-Share-Merger Event or a Share-for-Combined Merger Event shall occur, then,

                 (i) effective as of the Merger Date for such Merger Event, with respect to each Tranche, (A) the number of New Shares to which a holder of a number of shares of Common Stock equal to the Base Amount for such Tranche would be entitled upon consummation of such Merger Event will be deemed the "Base Amount" for such Tranche, (B) the New Shares and their issuer will be deemed the "Common Stock" and the "Issuer", respectively, and (C) the Calculation Agent will make appropriate adjustments, if any, on account of such Merger Event (including, without limitation, adjustments on account of changes in volatility of the Common Stock during the period from the date of the first public announcement of such Merger Event to the Merger Date based on models that are customary for leading equity derivatives dealers) to any one or more of the Base Amount for each Tranche, the Settlement Ratio for each Tranche, the Upside Limit for each Tranche, the Hedged Value for each Tranche, any Closing Price and any other variable relevant to the exercise, settlement or payment terms of each Tranche; and

                 (ii) if the consideration received by holders of Common Stock includes Other Consideration, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer on the Merger Date for such Merger Event in an amount equal to the Acceleration Value for such Tranche (calculated, for purposes of this Section 6.02(a)(ii), (A) as if (1) the Termination Date for such Tranche were the Acceleration Date for such Tranche and (2) the Base Amount for such Tranche were equal to the product of (x) the Base Amount immediately prior to the consummation of such Merger Event and (y) the percentage of the value of the consideration received by holders of Common Stock represented by the Other Consideration, as determined by the Calculation Agent, and (B) on the basis of, in addition to the factors indicated in Section 7.01, a value ascribed to the Common Stock equal to the Other Consideration, if any, paid in respect of the Common Stock at the time of such Merger Event).

         (b) If a Merger Event (other than a Share-for-Share Merger Event or a Share-for-Combined Merger Event) shall occur, Buyer shall have the right, upon becoming aware of the occurrence of such Merger Event, to notify Seller of such event and terminate each remaining Tranche, following which Seller shall make payment to Buyer as provided in Section 6.04.

         (c) "Merger Event" means, in respect of shares of Common Stock, any
(A) reclassification or change of shares of Common Stock that results in a transfer of or an irrevocable commitment to transfer 100% of the outstanding shares of Common Stock, (B) consolidation, amalgamation or merger of the Issuer with or into another entity (other than a consolidation, amalgamation or merger in which the Issuer is the continuing entity and which does not result in any such reclassification or change of 100% of the outstanding shares of Common Stock), or (C) other takeover offer for shares of Common Stock that results in a transfer of or an irrevocable commitment to transfer 100% of the shares of Common Stock (other than the shares of Common Stock owned or controlled by the offeror), in each case if the Merger Date is on or before the Settlement Date for the last Tranche hereunder. "Merger Date" means, in respect of a Merger Event, the date upon which holders of the necessary number of shares of Common Stock (other than, in the case of a takeover offer, shares of Common Stock owned or controlled by the offeror) have agreed or have irrevocably become obligated to transfer their shares of Common Stock. In respect of each Merger Event, the following terms have the meanings given below:

                 (i) "Share-for-Share Merger Event" means a Merger Event in which the consideration for the Common Stock consists (or, at the option of the holder of such Common Stock, may consist) solely of New Shares;

                 (ii) "Share-for-Combined Merger Event" means a Merger Event in which the consideration for the Common Stock consists of New Shares and Other Consideration;

                 (iii) "New Shares" means shares of common stock (whether of the offeror or a third party) issued by a Publicly-Traded Entity received in connection with a Merger Event; and

                 (iv) "Other Consideration" means cash and/or any securities (other than New Shares) or assets (whether of the offeror or a third party).


         SECTION 6.03. Nationalization and Insolvency. If, prior to the Settlement Date for the last Tranche hereunder, all the shares of Common Stock or all or substantially all the assets of the Issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity (a "Nationalization"); or by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the Issuer, (a) all the shares of Common Stock are required to be transferred to a trustee, liquidator or other similar official or (b) holders of the shares of Common Stock become legally prohibited from transferring them (an "Insolvency"), then, in any such event, Buyer shall have the right, upon becoming aware of the occurrence of a Nationalization or Insolvency, as the case may be, to notify Seller of such event and terminate each remaining Tranche as of the date set forth in such notice, following which Seller shall make payment to Buyer as provided in
Section 6.04.

         SECTION 6.04. Termination and Payment. Following termination of any Tranche as a result of any Merger Event, Nationalization or Insolvency, Seller shall pay to Buyer an amount in cash (the "Termination Amount") equal to the Acceleration Value for such Tranche (calculated, for purposes of this Section 6.04, as if the Termination Date for such Tranche were the Acceleration Date for such Tranche, and on the basis of, in addition to the factors indicated in
Section 7.01, a value ascribed to the Common Stock equal to the consideration, if any, paid in respect of the Common Stock at the time of the Merger Event, Nationalization or Insolvency, as the case may be) in settlement of such Tranche. As promptly as reasonably practicable after calculation of the Acceleration Value for such Tranche, Buyer shall deliver to Seller a notice (the "Termination Amount Notice" for such Tranche) specifying the Termination Amount for such Tranche. Not later than three Business Days following delivery of a Termination Amount Notice for such Tranche by Buyer, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer in an amount equal to the Termination Amount for such Tranche.

         "Termination Date" means, with respect to each Tranche, (i) in respect of a Merger Event, the Merger Date, (ii) in respect of a Nationalization, the date of the first public announcement of a firm intention to nationalize and (iii) in respect of an Insolvency, the earlier of the date the shares of Common Stock are required to be transferred to a trustee, liquidator or other similar official and the date the holders of shares of Common Stock become legally prohibited from transferring the shares of Common Stock that, in the case of a Nationalization or an Insolvency (whether or not amended or on the terms originally announced), leads to the Nationalization or the Insolvency, as the case may be, in each case as determined by Buyer.



                                   ARTICLE 7
                                 ACCELERATION

         SECTION 7.01. Acceleration. If one or more of the following events (each an "Event of Default") shall occur:

          (a) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that would be reasonably likely to have a material adverse effect on the financial condition of Seller or on Seller's ability to perform Seller's obligations hereunder, or that calls into question the validity or binding effect of any agreement of Seller hereunder or under the Pledge Agreement (which shall include, without limitation, any repudiation by Seller of this Agreement or the Pledge Agreement);

          (b) Seller is adjudicated insolvent or bankrupt, Seller makes an assignment for the benefit of creditors or commences an Insolvency Proceeding with respect to itself or any of its debts or assets in any jurisdiction and under any applicable law, whether now or hereafter in effect, or Seller becomes insolvent or admits in writing its inability generally to pay its debts as they become due.

          (c) the commencement of any Insolvency Proceeding with respect to Seller (i) by a governmental, regulatory or supervisory authority, self-regulatory organization, government-sponsored corporation or similar entity having primary jurisdiction over it or its assets, or over Insolvency Proceedings in respect of it or its assets, in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office; or (ii) by any other Person if such Insolvency Proceeding (A) is consented to or not timely contested by the party against whom it was commenced, (B) results in the entry of a judgment of insolvency or bankruptcy or the entry of an order for winding-up, liquidation, reorganization, composition, rehabilitation, administration or other similar relief or the appointment of a conservator, trustee, receiver, liquidator, administrator, custodian or similar official, or (C) is not dismissed within 30 days;

          (d) at any time, any representation made or repeated or deemed to have been made or repeated by Seller under this Agreement or the Pledge Agreement or any certificate delivered pursuant hereto or thereto would be incorrect or misleading in any material respect if made or repeated as of such time;

          (e) (i) Seller fails to deliver (A) shares of Common Stock or cash on the Settlement Date for any Tranche, (B) the Termination Amount on any Termination Date for such Tranche, (C) any payment or delivery by Seller when due pursuant to Sections 5.01, 5.07 or 6.01(a)(ii)(B) of this Agreement or (D) the collateral and such other documents and instruments as are required to be delivered pursuant to Section 1(b) of the Pledge Agreement, and in each case such failure remains unremedied for 5 days following notice from Buyer; or
(ii) Seller fails to fulfill or discharge when due any of Seller's obligations, covenants or agreements under or relating to this Agreement or the Pledge Agreement (other than the obligations referred to in Section 7.01(e)(i)) and such failure remains unremedied for 30 days following notice from Buyer;

          (f) due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after the date hereof, it becomes unlawful for Seller to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement or the Pledge Agreement;

          (g) Seller, Parent or any direct or indirect wholly-owned subsidiary of Parent in the chain of ownership between Parent and Seller fails to make any payment in respect of any debt or other obligation having a principal amount or other amount payable of $10,000,000 or more in the aggregate, in each case when due or within any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of any such debt or such other obligation, as the case may be;

          (h) one or more final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against Seller and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied or dismissed or bonded pending appeal;

          (i) Buyer determines in its discretion that it is unable to establish, re-establish or maintain in an economically efficient manner any hedging transactions necessary or desirable in the normal course of such party's business of hedging the price and market risk of entering into and performing under any Tranche hereunder, due to market illiquidity, illegality, lack of availability of hedging transaction market participants or any other factor (including, without limitation, the insufficient availability of stock lenders willing and able to lend shares of Common Stock with a borrow cost not significantly greater than the cost as of the date hereof and otherwise on terms consistent with those as of the date hereof); or

         (j) a Collateral Event of Default within the meaning of the Pledge Agreement shall occur; then, upon notice to Seller from Buyer at any time following an Event of Default (which, in the case of an Event of Default set forth in Section 7.01(i), shall identify one or more Tranches to which that notice relates), an "Acceleration Date" shall occur with respect to each Tranche (or, in the case of an Event of Default set forth in Section 7.01(i), each Tranche identified in such notice), and Seller shall become obligated to deliver to an affiliate of Buyer designated by Buyer immediately upon receipt of the Acceleration Amount Notice for all remaining Tranches (or, in the case of an Event of Default set forth in Section 7.01(i), each Tranche identified in such notice), a number of shares of Free Stock equal to the Acceleration Amount for each such Tranche; provided that if the Collateral Agent proceeds to realize upon any collateral pledged under the Pledge Agreement and to apply the proceeds of such realization with respect to any such Tranche as provided in paragraph second of Section 8(d) thereof, then, to the extent of such application of proceeds, Seller's obligation to deliver Free Stock for such Tranche pursuant to this paragraph shall be deemed to be an obligation to deliver an amount of cash equal to the aggregate Market Value per share of such Free Stock on the Acceleration Date for such Tranche. The "Acceleration Amount" means, with respect to any Tranche, the quotient obtained by dividing:
(i) the Acceleration Value for such Tranche, as defined below, by (ii) the Market Value per share of the Common Stock on the Acceleration Date for such Tranche.

         The "Acceleration Value" means, with respect to any Tranche, an amount determined by the Calculation Agent representing the fair value to Buyer and its affiliates of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries in respect of such Tranche that Buyer and its affiliates would, but for the occurrence of the Acceleration Date for such Tranche, have been entitled to receive after such Acceleration Date under Article 2 (taking into account any adjustments pursuant to Article 6 that may have been calculated with respect to such Tranche on or prior to such Acceleration Date), including any loss of bargain, cost of funding or, without duplication, aggregate net gain or loss or cost incurred as a result of the termination, liquidation, establishment or reestablishment of any hedge or related trading position (whether such hedge or related trading position was maintained by Buyer or one of its affiliates or by a counterparty to a transaction entered into by Buyer or one of its affiliates to hedge Buyer's exposure to such Tranche) and, in determining any amount pursuant to Section 6.02(a)(ii) or any Termination Amount pursuant to
Section 6.04, any aggregate net gain or loss incurred as a result of changes in volatility of the Common Stock during the period from the date of the first public announcement of such Merger Event to the Merger Date based on models that are customary for leading equity derivatives dealers. The Calculation Agent shall calculate such amount based on the following factors (and such other factors as it deems appropriate): (i) the volatility of the Common Stock, (ii) dividends on the Common Stock and (iii) prevailing interest rates.

         As promptly as reasonably practicable after calculation of the Acceleration Value with respect to any Tranche, the Calculation Agent shall deliver to Seller a notice for such Tranche (the "Acceleration Amount Notice") specifying the Acceleration Amount of shares of Common Stock required to be delivered by Seller with respect to such Tranche.



                                   ARTICLE 8
                                 MISCELLANEOUS

         SECTION 8.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Buyer shall be directed to JPMorgan Chase Bank, 277 Park Avenue - 11th Floor, New York, NY 10172, Attention: EDG Corporate Marketing (Ross Gray), Telephone: (212) 622-5730, Telecopy: (212) 622-0105, with a copy to JPMorgan Chase Bank, 500 Stanton Christiana Road, Newark, DE 19713-2107, Attention: Collateral Ops, 3 OPS 2, Telephone: (302) 634-3158, Telecopy: (302) 634-3208; notices to Seller shall be directed to Seller at 35 East 62nd Street, New York, NY, 10021, Telecopy No. 212-572-5965, Attention: Chief Financial Officer.

         SECTION 8.02. Governing Law; Severability; Submission to
Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

         (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

         (c) Seller and Buyer hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

         (d) Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

         SECTION 8.03. Set-off. The parties hereto acknowledge and agree that each of them may elect to set-off any or all of its obligations to the other party under any agreement between the parties against any or all of its rights to obtain performance from such other party under any other agreement between such parties.

         SECTION 8.04. Entire Agreement. Except as expressly set forth herein, this Agreement constitutes the entire agreement and understanding among the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

         SECTION 8.05. Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 8.06. Assignment by Buyer; No Third Party Rights, Successors and Assigns. Neither Buyer nor Seller may assign its rights or delegate its obligations under this Agreement or any Tranche hereunder, except with the prior written consent of the other party hereto, and any purported assignment or delegation without such prior written consent shall be void and of no effect; provided that, so long as Buyer shall have satisfied its obligations to pay the Purchase Price for each Tranche pursuant to Section 2.02(a), notwithstanding any other provision of this Agreement or the Pledge Agreement to the contrary requiring Buyer to purchase, sell, receive or deliver any shares of Common Stock or other securities to or from Seller, Buyer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities or otherwise to perform Buyer's obligations in respect of the transactions contemplated hereunder and under the Pledge Agreement and any such designee may assume such obligations, and Buyer shall be discharged of its obligations to Seller to the extent of any such performance. This Agreement is not intended and shall not be construed to create any rights in any Person other than Seller, Buyer, an affiliate of Buyer designated hereunder and their respective successors and assigns and no other Person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of the Seller and Buyer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Buyer and its successors and assigns.

         SECTION 8.07. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

         SECTION 8.08. Non-confidentiality. Seller and Buyer hereby acknowledge and agree that Buyer has authorized Seller to disclose this Agreement (and any materials of any kind provided to Seller in connection herewith) to any and all Persons without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary, and Buyer hereby waives any and all claims or any proprietary rights with respect to this Agreement, and authorizes Seller to use any information which Seller receives or has received with respect to this Agreement.

         SECTION 8.09. Overdue Amounts. Any amounts not paid when due hereunder shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 2% plus the rate announced from time to time by JPMorgan Chase Bank as its prime rate.

         SECTION 8.10. Matters Related to Agent. Each party agrees and acknowledges that (i) the Agent acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (ii) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Seller or Buyer hereunder, either with respect to the delivery of cash or shares of Common Stock, either at the beginning or the end of the transactions contemplated hereby. In this regard, each of Seller and Buyer acknowledges and agrees to look solely to the other for performance with respect to each Tranche hereunder, and not to the Agent.

         SECTION 8.11. Calculation Agent. The determinations and calculations of the Calculation Agent shall be made in good faith and in a commercially reasonable manner, and shall be binding in the absence of manifest error.


         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

                                      SELLER:

                                      GSB INVESTMENTS CORP.


                                      By: /s/ Todd J. Slotkin
                                         -----------------------------------
                                           Name:  Todd J. Slotkin
                                           Title: Executive Vice President
                                                  and Chief Financial Officer



                                      BUYER:

                                      JPMORGAN CHASE BANK, by J.P.
                                      MORGAN SECURITIES INC., as its Agent


                                      By: /s/ Neeraj Hora
                                         -----------------------------------
                                           Name:  Neeraj Hora
                                           Title: Vice President







                                                                    EXHIBIT A

             FORM OF PRE-PRICING ACKNOWLEDGMENT-- TRANCHE No.[___]

                                                              [Date]

         This Pre-pricing Acknowledgment is a Pre-pricing Acknowledgment within the meaning of Section 2.02(b) of the Stock Purchase Agreement dated as of November 14, 2001 (the "Stock Purchase Agreement") between GSB Investments Corp. ("Seller") and JPMorgan Chase Bank ("Buyer"), by J.P. Morgan Securities Inc., as its agent. This Pre-pricing Acknowledgment relates to Tranche No. [__]. Capitalized terms used herein have the meanings set forth in the Stock Purchase Agreement. The parties hereto hereby acknowledge and agree as follows with respect to Tranche No. [___]:

         (i) the Designation of Tranche: Tranche No. [___].

         (ii) the "Advance Rate," as set forth in Section 2.02(d) of the Stock Purchase Agreement, shall be equal to [___]%.

         (iii) the "Downside Rate," as set forth in Section 2.02(d) of the Stock Purchase Agreement, shall be equal to [___________]%.

         (iv) the "Hedging Amount," as set forth in Section 2.02(d) of the Stock
                                                            -------
         Purchase Agreement, shall be equal to $[___________].

         (v) the "Maturity Date," as set forth in Section 2.02(d) of the Stock Purchase Agreement, shall be [_________].

         (vi) the "Maximum Base Amount," as set forth in Section 2.02(d) of the Stock Purchase Agreement, shall be equal to [____________] shares.

         (vii) the "Upside Rate," as set forth in Section 2.02(d) of the Stock Purchase Agreement, shall be equal to [___]%.

         This Pre-pricing Acknowledgment shall be governed by the laws of New York and may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties have signed this Pre-pricing Acknowledgment as of the date and year first above written.


                                        SELLER:

                                        GSB INVESTMENTS CORP.


                                        By:
                                           -----------------------------------
                                             Name:
                                             Title:


                                        BUYER:

                                        JPMORGAN CHASE BANK, by J.P.
                                        MORGAN SECURITIES INC., as its Agent


                                        By:
                                           -----------------------------------
                                             Name:
                                             Title:












                                                                    EXHIBIT B

                 FORM OF PRICING SCHEDULE-- TRANCHE No. [___]



                              JPMorgan Chase Bank
                                277 Park Avenue
                           New York, New York 10172

                                                              [Date]

GSB Investments Corp.
35 East 62nd Street
New York, NY, 10021
Attention: Chief Financial Officer



Dear Sir:

         This Pricing Schedule is a Pricing Schedule within the meaning of
Section 2.02(c) of the Stock Purchase Agreement dated as of November 14, 2001 (the "Stock Purchase Agreement") between GSB Investments Corp. ("Seller") and JPMorgan Chase Bank ("Buyer"), by J.P. Morgan Securities Inc., as its agent. Capitalized terms used herein have the meanings set forth in the Stock Purchase Agreement.

         This Pricing Schedule relates to Tranche No. [__]. For all purposes under the Stock Purchase Agreement, the Terms of Tranche with respect to Tranche No. [___] shall be as follows:

1.  Designation of Tranche: Tranche No. [___].

2.  Purchase Price: [___________].

3.  Payment Date: [___________].

4.  Initial Share Price: [____________].

5.  Initial Short Position:  [_______________]

6.  Hedged Value: [__________].

7.  Upside Limit: [__________].

8.  Maturity Date: [___________].

9.  Base Amount: [____________].

10. The Last Day of Hedging Period: [________].






                                                Very truly yours,

                                                JPMORGAN CHASE BANK,
                                                by J.P. MORGAN SECURITIES
                                                INC., as its Agent



                                                By:---------------------------

                                                  Name:
                                                  Title:


Acknowledged and Confirmed:

GSB INVESTMENTS CORP.


By:----------------------------------------

      Name:  Todd J. Slotkin
     Title:   Executive Vice President and
                  Chief Financial Officer






                                                                      ANNEX A










                          CROSS-REFERENCE TARGET LIST

             NOTE: Due to the number of targets some target names
                 may not appear in the target pull-down list.
            (This list is for the use of the wordprocessor only, is
              not a part of this document and may be discarded.)

ARTICLE/SECTION                                                 TARGET NAME
===========================================================================



1, 7.01(e)(i), 7.01(e)(i)..............................................001
1.01...................................................................002
2......................................................................003
2.01...................................................................004
2.02...................................................................005
2.02(a)................................................................007
2.02(b)...................................................init.short.sales
2.02(c)................................................................074
2.02(d)................................................................075
2.02(d)(i)....................................................advance.rate
2.02(d)(ii)....................................................base.amount
2.03...................................................................006
2.03(a)................................................................008
2.03(b)................................................................009
2.04...................................................................010
3......................................................................011
3.01...................................................................012
3.01(a)................................................................013
3.01(b)................................................................014
3.01(c)................................................................015
3.01(e)................................................................016
3.01(f)................................................................017
3.01(g)................................................................018
3.01(h)................................................................019
3.01(i)................................................................020
3.01(j)................................................................021
3.01(k)................................................................070
3.01(n)................................................................CEA
3.02(d)................................................................073
4......................................................................023
4.01...................................................................024
4.01(a)................................................................025
4.02(b)................................................................026
4.02(c)................................................................027
5......................................................................028
5.01...................................................................029
5.02...................................................................030
5.03...................................................................031
5.03(a)................................................................032
5.03(b)................................................................033
5.04...................................................................034
5.05...................................................................036
5.06...................................................................076
5.07...................................................................077
5.07(b)................................................................037
?..........................................................form.144.filing
?..........................................................indemnification
6......................................................................038
6.01...................................................................039
6.01(a), 6.01(c).......................................................040
6.01(b)................................................................041
6.01(b)(ii)............................................................071
?......................................................................072
6.02...................................................................042
6.02(a)................................................................043
6.02(b)................................................................044
6.02(c)................................................................045
6.03...................................................................046
6.03(a)....................................shares.trans.trustee.liquidator
6.04...................................................................047
7......................................................................048
7.01...................................................................049
7.01(a)................................................................050
7.01(b)................................................................051
7.01(d)................................................................052
7.01(e)................................................................053
7.01(i)...................................................unable.establish
7.01(j)................................................................056
8......................................................................057
8.01...................................................................058
8.02...................................................................059
8.02(a)................................................................060
8.02(b)................................................................061
8.02(c)................................................................062
8.02(d)................................................................063
?......................................................................064
8.04...................................................................066
8.05...................................................................067
8.06...................................................................068
8.07...................................................................069